Securities Act File No. 333-219606

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

☐   Pre-Effective Amendment No. X   Post-Effective Amendment No. 1

(Check appropriate box or boxes)

__________________________________________________________________

DREYFUS INVESTMENT FUNDS
(Exact Name of Registrant as Specified in its Charter)

Registrant's Telephone Number, including Area Code: (212) 922-6000

c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
(Address of Principal Executive Offices)

Jeff Prusnofsky, Esq.
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036

__________________________________________________________________

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act").

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibit (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the reorganization of Dreyfus Mid-Cap Growth Fund, a series of Dreyfus Funds, Inc., with and into the Registrant as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the "Registration Statement").

Parts A and B of the Registration Statement filed with the Securities and Exchange Commission (the "SEC") on August 1, 2017 and the definitive versions thereof filed with the SEC on September 14, 2017 pursuant to Rule 497 under the Securities Act, are incorporated by reference herein.

DREYFUS INVESTMENT FUNDS
PART C
OTHER INFORMATION

Item 15	Indemnification.

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 192 to the Registrant's Registration Statement on Form N-1A (the "Registration Statement"), filed on June 23, 2017 (File No. 33-08214) ("Post-Effective Amendment No. 192").

Item 16	Exhibits.

(1)(a)	Registrant's Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit (a)(1) of Post-Effective Amendment No. 153 to the Registration Statement, filed on January 27, 2012.

(1)(b)	Certificate of Designation is incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 158 to the Registration Statement, filed on January 28, 2013.

(1)(c)	Certificate of Designation is incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 166 to the Registration Statement, filed on December 31, 2013.

(1)(d)	Certificate of Amendment is incorporated by reference to Exhibit (a)(5) of Post-Effective Amendment No. 167 to the Registration Statement, filed on January 28, 2014 ("Post-Effective Amendment No. 167").

(1)(e)	Certificate of Designation is incorporated by reference to Exhibit (a)(4) of Post-Effective Amendment No. 167.

(1)(f)	Certificate of Amendment is incorporated by reference to Exhibit (a)(6) of Post-Effective Amendment No. 170 to the Registration Statement, filed on February 21, 2014.

(1)(g)	Certificate of Amendment is incorporated by reference to Exhibit (a)(7) of Post-Effective Amendment No. 185 to the Registration Statement, filed on August 22, 2016 ("Post-Effective Amendment No. 185").

(1)(h)	Certificate of Amendment is incorporated by reference to Exhibit (a)(8) of Post-Effective Amendment No. 189 to the Registration Statement, filed on March 28, 2017 ("Post-Effective Amendment No. 189").

(1)(i)	Certificate of Amendment is incorporated by reference to Exhibit (a)(9) of Post-Effective Amendment No. 192.

(2)	Amended and Restated By Laws are incorporated by reference to Exhibit (b)(1) of Post-Effective Amendment No. 152 to the Registration Statement, filed on August 15, 2011.

(3)	Not Applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to the definitive version of the Registrant's Registration Statement on Form N-14 filed on August 1, 2017 (the "N-14 Registration Statement") (File No. 333-219606), filed pursuant to Rule 497 under the Securities Act, on September 14, 2017.

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)(a)	Investment Advisory Agreement is incorporated by reference to Exhibit (d)(9) of Post-Effective Amendment No. 135 to the Registration Statement, filed on February 24, 2009.

(6)(b)	Sub-Investment Advisory Agreement is incorporated by reference to Exhibit (d)(14) of Post-Effective Amendment No. 167.

(7)(1)	Amended and Restated Distribution Agreement is incorporated by reference to Exhibits (e) and (e)(1) of Post-Effective Amendment No. 162 to the Registration Statement, filed on January 26, 2013.

(7)(2)	Forms of Broker-Dealer Selling Agreement and Bank Selling Agreement are incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 187 to the Registration Statement, filed on February 27, 2017 ("Post-Effective Amendment No. 187").

(7)(3)	Form of Service Agreement is incorporated by reference to Exhibit (e)(4) of Post-Effective Amendment No. 182 to the Registration Statement, filed on April 27, 2016.

(8)	Not Applicable.

(9)(a)	Custody Agreement with the Bank of New York Mellon is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 149 to the Registration Statement, filed on April 28, 2011.

(9)(b)	Amendment to Custody Agreement is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 167.

(9)(c)	Amendment to Custody Agreement is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 187 to the Registration Statement, filed on February 27, 2017.

(10)(a)	Distribution Plan (Rule 12b-1 Plan) is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 185.

(10)(b)	Service Plan (Rule 12b-1 Plan) is incorporated by reference to Exhibit (m)(2) of Post-Effective Amendment No. 189.

(10)(c)	Service Plan (Rule 12b-1 Plan) is incorporated by reference to Exhibit (10)(c) of the N-14 Registration Statement.

(10)(d)	Rule 18f-3 Plan is incorporated by reference to Exhibit (10)(d) of the N-14 Registration Statement.

(11)	Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (11) of the N-14 Registration Statement.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)	Not Applicable.

(14)	Consent of KPMG LLP, the independent registered public accounting firm of the Registrant and Dreyfus Funds, Inc. is incorporated by reference to Exhibit (14) of the N-14 Registration Statement.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to the Signature section of the N-14 Registration Statement.

(17)	Fund Accounting and Administrative Services Agreement is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 167.

________________________

*       Filed herewith.

Item 17.	Undertakings.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of January, 2018.

DREYFUS INVESTMENT FUNDS By: /s/ Bradley J. Skapyak Bradley J. Skapyak, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Bradley J. Skapyak* Bradley J. Skapyak	President (Principal Executive Officer)	January 24, 2018

/s/ James Windels* James Windels	Treasurer (Principal Financial and Accounting Officer)	January 24, 2018
/s/ Joseph S. DiMartino* Joseph S. DiMartino	Chairman of the Board	January 24, 2018
/s/ Francine J. Bovich* Francine J. Bovich	Board Member	January 24, 2018
/s/ Kenneth A. Himmel* Kenneth A. Himmel	Board Member	January 24, 2018
/s/ Stephen J. Lockwood* Stephen J. Lockwood	Board Member	January 24, 2018
/s/ Roslyn M. Watson* Roslyn M. Watson	Board Member	January 24, 2018
/s/ Benaree Pratt Wiley* Benaree Pratt Wiley	Board Member	January 24, 2018

*BY:	/s/ Jeff Prusnofsky
Jeff Prusnofsky Attorney-in-Fact

Exhibit Index

(12)	Opinion and Consent of counsel regarding tax matters.